Exhibit 5.4

[HOLLAND & KNIGHT LLP LETTERHEAD]

November 20, 2012

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc.
Registration Statement on Form S-4 for Offer to Exchange 6.625% Senior Secured Notes due 2018 that have been Registered for 6.625% Senior Secured Notes due 2018 that have not been Registered and Related Guarantee

Ladies and Gentlemen:

We have acted as counsel to Arden Park Ventures, LLC, a Florida limited liability company (the “Guarantor”), a subsidiary of Beazer Homes Corp. (“Beazer Homes”), with respect to certain matters in connection with the offer by Beazer Homes USA, Inc. (“Beazer”) to exchange $300,000,000 aggregate principal amount of 6.625% Senior Secured Notes due 2018 that have been registered (the “Notes”) for the outstanding 6.625% Senior Secured Notes due 2018 that have not been registered. The Notes will be issued pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus (the “Prospectus”). In connection with the issuance of the Notes, the Guarantor and certain other subsidiaries listed in the Registration Statement will issue guarantees with respect to the Notes (each individually, a “Guarantee” and, collectively, the “Guarantees”).

It is our understanding that the Notes and the Guarantees will be issued under an Indenture dated as of July 18, 2012 (the “Indenture”), among the Company, the Subsidiary Guarantors (as defined in the Indenture, including the Guarantor), U.S. Bank National Association, as trustee (the “Trustee”), and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as collateral agent (the “Notes Collateral Agent”).

In rendering our opinions expressed below, we have examined the following documents:

(a) the Indenture;

(b) the Guarantee contemplated by the Indenture, as executed by the Guarantor and the other guarantors;

Beazer Homes USA, Inc.

November 20, 2012

(c) a Certificate of Good Standing with respect to the Guarantor issued by the Florida Department of State and dated September 20, 2012 and updated by search of the Department of State website through November 19, 2012;

(d) certified Articles of Organization of the Guarantor that were filed on December 16, 2004; and

(e) Joint Resolution No. 2012-2 adopted by Beazer Homes as the sole member of the Guarantor effective July 9, 2012.

In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates, and instruments of the Guarantor as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinions hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Guarantor.

Based on and subject to the foregoing, we are of the opinion that:

1. The Guarantor is validly existing as a Florida limited liability company, is in good standing under the laws of Florida, the jurisdiction of its formation, and has all requisite power and authority, limited liability company or otherwise, to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Indenture and the Guarantee.

2. The Guarantor has duly authorized, executed, and delivered the Indenture and the Guarantee.

3. When the Notes have been duly executed, authenticated, issued, and delivered in accordance with the provisions of the Indenture and the Guarantee has been duly endorsed on the Notes, the Guarantee will constitute valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with its terms.

4. The execution and delivery by the Guarantor of the Indenture and the Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company or other action and do not and will not (a) require any additional consent or approval of its members, or (b) violate any provision of any law, rule or regulation of

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November 20, 2012

the State of Florida or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor which violation would impair its ability to perform its obligations under the Guarantee or (c) or violate any of its articles of organization.

The opinions set forth above are subject to the following qualifications and exceptions:

A. We are members of The Florida Bar. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the state of Florida.

B. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the effectiveness of the Registration Statement.

C. This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. King & Spalding LLP may rely on this opinion in connection with the issuance of its opinion to be given in connection with the Registration Statement.

We hereby consent to the references in the Registration Statement to our firm under the caption, “Legal Matters,” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Holland & Knight LLP